Exhibit 99

Contact:	Claudia San Pedro
Treasurer and Vice President of Investor Relations
(405) 225-4846

SONIC ANNOUNCES PROMOTIONS, REORGANIZES EXECUTIVE LEADERSHIP

AND REALIGNS OPERATIONS

OKLAHOMA CITY (April 18, 2008) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced several promotions within its top management, effective May 1, 2008, as well as related changes to realign the operational structure of the company.

Scott McLain, who is currently President of the company’s franchising subsidiary, will assume the additional title of President of Sonic Corp., a position previously held by Clifford Hudson, Chairman and Chief Executive Officer of Sonic Corp. In his new role, McLain will be responsible for all company operations, including marketing, information technology, purchasing, development, franchise human resources and corporate communications.

Mike Perry, previously President of the company’s restaurant operating subsidiary (“Sonic Restaurants”), will assume the newly created position of Chief Operating Officer. Reporting to McLain, Perry will directly oversee the company’s restaurant operations, integrating more closely Sonic’s franchise and partner drive-in support functions, such as operations, field services, franchise finance, and new franchisee support. Reporting to Perry, Eddie Saroch will take over as President of Sonic Restaurants and Rob Geresi, a Senior Vice President within Sonic Restaurants, will assume responsibility for Franchise Services, an area formerly managed by Saroch. The company also announced the promotion of Sharon Strickland to Vice President of Corporate Human Resources. Strickland previously served as Senior Director of Employee Services.

Commenting on the announcement, Hudson said, “I am pleased to announce the progression of several of our officers within our management ranks. These promotions recognize not only the hard work of these individuals and their dedication to our brand, but also the extraordinary talent and skill they bring to their new positions. I welcome them to their new roles within our organization and congratulate them on their success.”

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SONC Announces Promotions, Operational Realignment

April 18, 2008

Hudson noted that the realignment of responsibilities under McLain and Perry will allow him, as Chairman and Chief Executive Officer, to focus more time and energy on system expansion and other long-term brand development strategies. At the same time, the reorganization will enable McLain to continue Sonic’s efforts to better integrate company-wide support systems, while Perry will focus on further development and integration of operating services across the system.

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma, called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic now has over 3,400 drive-ins coast to coast, where more than a million customers are served every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.

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